Master Service Agreement

This Agreement, entered into on the 29\01\2008 by and between OnQ Consulting , whose Registered Office is at Suite 211, The Colony, 345 Jan Smuts Ave, Craighall Park, Johannesburg, South Africa, 2196 (hereinafter referred to as "OnQ") and Oramed Pharmaceutical Inc whose Registered Office is at C/O Sills Cummis & Gross P.C. One Rockefeller Plaza New York, New York 10020, (hereinafter referred to as 'Oramed Pharmaceuticals").

1.0 Services

1.1. Oramed Pharmaceuticals requires OnQ Consulting to carry out Clinical Researcl Services in South Africa ("Services"). OnQ Consulting will carry out the tasks agree and summarised in the Addenda to this Master Service Agreement.

1.2. This Master Service Agreement forms the basis for a working relationship betwee Oramed Pharmaceuticals and OnQ Consulting. This Agreement will b supplemented, in the form of Project-specific Addenda, as the need arises. Th Project-specific Addenda will contain the detailed requirements of each Project fo which Services are contracted to OnQ Consulting by Oramed Pharmaceuticals.

1.3. Oramed Pharmaceuticals will provide OnQ Consulting with the documents an information necessary for the conduct of the Services.

1.4. OnQ Consulting agrees to perform the specific tasks set forth in the Project-specifi Addenda and in accordance with the Protocol and applicable amendments and IC GCP Guidelines (ICH Hårmonised Tripartite Guideline for Good Clinical Practice, Ma 1996) and all other relevant laws, regulations and guidelines.

1.5. OnQ Consulting agrees to perform these Services according to OnQ's Standar Operating Procedures (SOPs) or other guidelines as provided. .

2.0 Payment

2.1 Oramed Pharmaceuticals will pay OnQ Consulting for satisfactory performance o Services as agreed in each Project-specific Addendum to this Agreement.

2.2 Routine telephone calls, mobile calls, faxes and photocopying will be included in the rate provided by OnQ Consulting.

2.4 OnQ Consulting will provide a detailed account of all time and tasks, as agains project specific task and time addenda, and will be payable within 30 days of receip of invoice by Oramed Pharmaceuticals.

2.5. Changes in scope may be incorporated into this Agreement or the Project-specific Addenda upon the written consent of both parties provided.

2.6. In the event of a conflict between the terms of this Agreement and the Project-specific Addenda the terms of this Agreement shall prevail.

3.1 Period of the Agreement

3.1. This Agreement shall take effect on the date of signature of the Agreement by both parties and shall terminate when all obligations required of both parties hereunder are performed unless either terminated earlier or extended by the parties pursuant to the terms of this Agreement subject to clause 4.0.

4.0 Termination

4.1. Either party may terminate this Agreement on thirty (30) days written notice if the other materially breaches this Agreement; provided, however that the party in breach shall have the right to cure such breach within thirty (30) days after receipt of written notice of the other party's intention to terminate.

4.2. Oramed Pharmaceuticals may terminate this Agreement on thirty (30) days written notice without cause. In the event of termination by Oramed Pharmaceuticals for reasons other than default by OnQ Consulting, Oramed Pharmaceuticals shall pay all sums owing to OnQ Consulting, but unpaid, for work performed to date of receipt of termination notice, and all reasonable and necessary costs associated with the termination itself or to which OnQ Consulting is committed to pay.

4.3. In the event of early termination under 4.1. above where OnQ Consulting is in material breach, any credit held in favour of OnQ Consulting shall be applied to third party costs relating to work completed according to the Addenda with any remaining funds to be returned to Oramed Pharmaceuticals within thirty (30) days after the final reconciliation.

4.4. Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if that other is adjudged insolvent or goes into liquidation (other than for *bona fide* reconstruction) or has a receiver appointed over any of its property or assets.

5.0 Warranty

5.1. OnQ Consulting warrants to Oramed Pharmaceuticals that the Services will be performed on a best efforts basis in accordance with the standard of care usually and reasonably expected in the performance of such services and that the work performed for Oramed Pharmaceuticals will be correct in all material respects to the knowledge of OnQ Consulting.

5.2. OnQ reserves the right to place staff on the project, however not without initially providing a project management and resource outline to Oramed Pharmaceuticals, including but not limited to, the current Curriculum Vitae of proposed staff. OnQ will notify Oramed Pharmaceuticals of any change in staff. Oramed Pharmaceuticals has the right to request a change of staff, should this be appropriate.

5.3. OnQ will utilize OnQ business cards, letterheads and facsimile templates for the purpose of the conduct of this trial.

6.0 Inventions and Proprietary Information

6.1 OnQ Consulting agrees that during the term of this agreement and for a period of three years thereafter:

(a) to disclose and assign to Oramed Pharmaceuticals as its exclusive property all inventions and technical or business innovations specifically derived from the work assigned by Oramed Pharmaceuticals to OnQ Consulting which OnQ Consulting develops or conceives, solely or in conjunction with others (1) that are based on or involve information of Oramed Pharmaceuticals, (2) that relate to, constitute, result from, or include the work in which OnQ Consulting will be engaged for Oramed Pharmaceuticals, or (3) that are otherwise made through the use of any time, facilities or materials of Oramed Pharmaceuticals;

(b) that all deliverables and work products in the form of works of authorship developed by OnQ Consulting in the performance of Services under this agreement shall be deemed works made for hire, and shall belong fully and exclusively to Oramed Pharmaceuticals; and that if by operation of law such deliverables or work products are not works made for hire, OnQ Consulting agrees to, and does hereby, assign to Oramed Pharmaceuticals all right, title, and interest in such deliverables or work product, including all copyrights therein;

(c) to execute all necessary documents and provide Oramed Pharmaceuticals proper assistance (at its expense) sufficient to enable it to obtain patent, copyright or other legal protections for any such inventions or innovations as described in paragraph 7.1(a), and to make and maintain reasonably detailed accurate records of any such inventions or innovations;

(d) to deliver to Oramed Pharmaceuticals, upon termination or expiration of this Agreement, all materials which were provided to OnQ Consulting under the terms of this Agreement and which relate to the business of, or belong to, Oramed Pharmaceuticals or which were provided by Oramed Pharmaceuticals for the use of its employees, contractors or consultants;

(e) not to use, publish, or otherwise disclose (except if properly authorized as a part of the work for Oramed Pharmaceuticals) any information which is provided to OnQ Consulting under the terms of this Agreement;

(f) not to disclose or utilize in the performance of Services for Oramed Pharmaceuticals any proprietary or confidential information of others or any inventions of OnQ Consulting which are not included within the scope of this Agreement;

(g) not to divulge to any person, firm, or corporation any information received during the course of this service agreement with regard to the personal, financial, or other affairs of Oramed Pharmaceuticals or its subsidiaries, and that all such information shall be kept confidential and shall not, in any manner, be revealed to anyone.

h) not to divulge or make known to any person, firm, or corporation any of the methods, processes, formulae, discoveries, or inventions, and not, in any manner whatsoever, divulge, publish or otherwise reveal, either directly or indirectly, any knowledge of inventions or devices which OnQ Consulting may come into knowledge

of solely as a result of and during the terms of OnQ Consulting agreement with Oramed Pharmaceuticals and to retain whatever knowledge secured in trust as a fiduciary for the sole benefit of Oramed Pharmaceuticals, its successors and assigns.

8.0 Medical and Regulatory

8.1. Both parties shall promptly notify the other party of any governmental regulatory inspections of which it becomes aware and which relate to any project covered in the Addenda. Oramed Pharmaceuticals shall have the right to be present at any such inspections and shall have primary responsibility for preparing any responses, which may be required, to the extent such responses relate to the project covered by the Addenda.

8.2. Oramed Pharmaceuticals may designate representatives who shall, upon reasonable notice to OnQ Consulting, have access to and shall be permitted to review all documents, information, data and/or materials specifically related to the conduct of the projects covered by the Addenda.

8.3. OnQ Consulting will inform Oramed Pharmaceuticals in writing immediately of any suspected fraud.

9.0 Independent Contractor Status

9.1 It is understood and agreed that OnQ Consulting is an independent contractor and will not have any rights to any of Oramed Pharmaceuticals benefits, nor for any purposes be deemed or intended to be an employee of Oramed Pharmaceuticals. OnQ Consulting agrees to make any payments or withholding required by the South African Revenue Service.

9.2 It is further understood that OnQ Consulting is not an agent of Oramed Pharmaceuticals and is not authorized to bind Oramed Pharmaceuticals with respect to any third party.

10.0 Conflicts of Interest

10.1. OnQ Consulting represents that there is no conflict of interest between performance of this Agreement and the performance of services by OnQ Consulting for any other party. In the event that OnQ Consulting believes that there is presently any such conflict, or any such conflict arises during the term of this Agreement, OnQ Consulting will immediately notify Oramed Pharmaceuticals which may, at its sole discretion, immediately terminate this Agreement without liability to OnQ Consulting.

11.0 Notices

11.1. Any notice will be in writing and will be given by registered mail, return receipt requested, or hand delivered to the other party at the address given on this agreement or to such other address as may be substituted by notice. If sent by mail, notice will be effective on the date of receipt.

12.0 General Provisions

12.1 OnQ Consulting will not assign any right or delegate any obligation under this Agreement without the prior written consent of Oramed Pharmaceuticals. Any

attempted assignment or delegation without such consent will be void.

12.2 The headings in this Agreement are for reference purposes only; they will not affect the meaning or construction of the terms of this Agreement.

12.3 If any parts or part of this Agreement are held to be invalid, the remaining parts of the Agreement will continue to be valid and enforceable.

12.4. The provisions of this Agreement are for the sole benefit of the parties, and not for the benefit of any other persons or entities.

12.5 Any action of any kind by either party arising out of this Agreement must be commenced within five (5) years from the date the right, claim, demand, or cause of action shall first arise.

12.6 This Agreement contains the complete and exclusive understanding of the parties with respect to the subject matter hereof. No waiver, alteration or modification of any of the provisions hereof will be binding unless in writing and signed by a duly authorized representative of the party to be bound. Neither the course of conduct between the parties nor trade usage will act to modify or alter the provisions of this Agreement.

OnQ Consulting: USD 48 686.00

MILESTONE	%	AMOUNT BASED ON BUDGET / JUNE 2007(USD)	PROJECTED TIMELINE
SIGNING OF CONTRACT	10	4 753.40	JAN 2008
ETHICS / REGULATORY APPROVAL SUBMITTED		8 840.00	JAN 2008
100 % PATIENTS RECRUITED		13 382.80	APR / MAY 2008
SECOND STUDY PERIOD COMPLETED		13 382.80	APR / MAY 2008
CLOSE OUT AND ARCHIVING		7 175.00	MAY 2008

BANKING DETAILS

NEDBANK HYDE PARK
BRANCH CODE: 195805
ACCOUNT NUMBER: 1958547549
SWIFT CODE: NEDSZATJ

Fur the purposes of invoicing, invoices shall be addressed to :

Name of Company
Address
VAT No>
Contact details

OnQ Consulting		**Oramed Pharmaceuticals**	
Signature	[signature]	Signature	[signature]
Name	Managing Director	Name	Nadav Kidron
Title	Catherine Lund	Title	CEO
Date	29/01/2008	Date	29/1/08

2008 Jan 29 17:22 Dealstream Securities 0112680171 p.6

29 Jan 2008 20:21 HP LASERJET FAX p.6